Exhibit 10.5
TRINITY INDUSTRIES LEASING COMPANY
RAILROAD CAR LEASE AGREEMENT
This Agreement, made this 28th day of November, 2006, between Trinity Industries Leasing Company, a
Delaware corporation, with its principal office at 2525 Stemmons Freeway, Dallas, Texas 75207, (hereinafter called “Lessor”) and SiouxLand Ethanol, LLC, a Nebraska limited liability company, with its principal office at 110 East Elk Street, Jackson, Nebraska 68743 (hereinafter called “Lessee”).
In consideration of the mutual terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1: LEASE AGREEMENT
Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the cars shown on each Rider hereto and such additional Riders as may be added from time to time (each such Rider and together with this Agreement shall be collectively referred to as the “Lease”) by agreement of the parties and signed by their duly authorized representative (all such cars being hereinafter referred to as the “cars”). Each Rider shall set forth a brief description of the car or cars covered thereby, including such facts as the number of cars, the AAR or DOT specifications, rental charges, term throughout which the car or cars shall remain in Lessee’s service and such other information as may be desired by both parties. Lessor and Lessee agree that each Rider hereto shall constitute a separate Lease which incorporates the terms of this Agreement. Each Rider shall be severable from any other cars or riders relating to this Agreement and shall become a separate lease which is separately transferable for all purposes. It is the intent of all parties to this Agreement to characterize this Agreement as a true lease.
ARTICLE 2: DELIVERY
Except as otherwise provided in each Rider hereto, Lessor agrees to deliver each car to Lessee, freight charges collect, in the yard of the delivering line at the point specified by the Lessee, and Lessee agrees to accept such delivery. The obligations of the Lessor to deliver the cars shall be excused, and Lessor shall not be liable, for any causes beyond the reasonable control of Lessor (including, but not limited to, delays caused by fire, labor difficulties, delays of carriers and materials suppliers, governmental authority, late delivery by the manufacturer of the cars or late delivery by a prior lessee) and, in the event of a delay in such delivery, Lessor shall deliver the cars to Lessee as soon as reasonably possible thereafter.
ARTICLES: CONDITION OF CARS — ACCEPTANCE
All cars delivered under this Lease shall be in satisfactory condition for movement in the normal interchange of rail traffic and shall otherwise comply with the description and specifications contained in the applicable Rider; but Lessee shall be solely responsible for determining that cars are in proper condition for loading and shipment, except for those responsibilities which, under applicable law, have been assumed by the railroads. Lessee shall inspect the cars promptly after they are delivered and shall notify Lessor in writing within five days after delivery of its rejection of any car, and the specific reasons for such rejection. Failure by the Lessee to inspect the cars within five days after delivery, and/or the successful loading of any car by Lessee, shall constitute acceptance of such car or cars, as the case may be, by Lessee and shall be conclusive evidence of the fit and suitable condition of such car or cars. At Lessor’s request, Lessee shall deliver to Lessor an executed Certificate of Acceptance in the form of Exhibit A with respect to all cars.
If Lessee rejects any car, Lessor shall have the right to have the rejected car inspected by an inspector acceptable to both Lessor and Lessee. The cost of such inspection will be paid by Lessor if the cause for rejection is affirmed by the inspector, otherwise such cost will be borne by Lessee. The Lessee shall be deemed to have accepted any car for which the inspector determines that good cause for rejection did not exist. The decision of the inspector shall be final and binding upon the parties.
Lessee’s acceptance, however affected, shall be deemed effective as of the delivery date and the monthly rentals as hereinafter set forth shall accrue from the delivery date. Such acceptance shall conclusively establish that such cars conform to the applicable standards set forth in the Rider(s) and the Interchange Rules.
ARTICLE 4: RENTALS
     Lessee agrees to pay to Lessor for the use of each car the monthly rental set forth in the Rider applicable to such car from the date such car is delivered to Lessee until such car is returned to Lessor, as hereinafter provided in Article 16. The rental shall be payable in U.S. Dollars and in advance on or before the first day of each calendar month (provided, however, that the rental for each car for the month in which it is delivered shall be prorated for the number of days, including the day of delivery, remaining in such month at a daily rate based upon a 365 day year and shall be payable on or before the first day of the next succeeding month) to Lessor at 21038 Network Place, Chicago, Illinois 60673-1210, or at such other address as Lessor may specify by notice to Lessee. Except as set forth in this Lease (including without limitation, the provisions of Article 10) rental shall be paid without deduction, set-off or counterclaim.
ARTICLES: MILEAGE ALLOWANCE
Mileage and Per Diem payments paid or allowed by railroads with respect to the cars for the period of time the cars are leased to Lessee shall be the property of Lessee. Lessor shall collect all mileage earned by the cars during the lease term and shall credit to the rental of Lessee, such mileage earned by the cars while in the service of Lessee, as and when received from the railroads according to, and subject to, all rules of the tariffs of the railroads.

ARTICLE 6: TERM
This Lease shall be effective as dated and will expire upon the completion of the leasing arrangement shown on the attached Riders of the last car or cars covered hereunder. The Lease term, with respect to all cars covered by a particular Rider, shall commence on the average date of delivery of the cars covered by such Rider; and shall terminate as specified in such Rider, unless sooner terminated in accordance with provisions of this Lease.
ARTICLE/: USE AND POSSESSION
Throughout the continuance of this Lease so long as Lessee is not in default under this Lease, Lessee shall be entitled to possession of each car from the date the lease becomes effective as to such car; and shall use such car only in the manner for which it was designed and intended, and so as to subject it only to ordinary wear and tear, and on its own property or lines in the usual interchange of traffic; provided, however, that Lessee agrees that the cars shall at all times be used: (a) in conformity with all Interchange Rules; (b) in compliance with the terms and conditions of this Lease; (c) predominantly in the continental limits of the United States, provided however, in no event shall more that forty percent (40%) of the cars (as determined by mileage records and measured annually on a calendar year basis) be used outside of the contiguous United States at the same time.
In the event any car is used outside of the continental United States, for any reason whatsoever, Lessee shall assume full responsibility for all costs, taxes, duties or other charges incidental to such use including costs incurred in returning car to the continental United States.
ARTICLES: ADDITIONAL CHARGES BY RAILROADS
Lessee agrees to use the cars, upon each railroad over which cars shall move, in accordance with the then prevailing tariffs to which each railroad shall be a party; and if the operation or movements of any of the cars during the term hereof shall result in any charges being made against Lessor by any such railroad, Lessee shall pay to Lessor the amount of such charges within the period prescribed by and at the rate and under the conditions of the then prevailing tariffs. Lessee agrees to indemnify Lessor against any such charges, and shall be liable for any switching, demurrage, track storage, detention or special handling charges imposed on any car during the term hereof.
ARTICLE 9. LESSEE’S RIGHT TO TRANSFER OR SUBLEASE
Lessee shall not transfer, sublease or assign any car or its interests and obligations pursuant to the Lease, nor shall a transfer, sublease or assignment by operation of the law or otherwise of Lessee’s interest in the cars or this Lease be effective against Lessor without Lessor’s prior written consent, such consent shall not be unreasonably withheld or delayed. No transfer, sublease or assignment of the Lease, or of any car, shall relieve Lessee from any of its obligations to Lessor under this Lease.
Notwithstanding the foregoing paragraph, Lessee shall have the right to sublease any of the cars for single trips to its customers or suppliers, and to cause each car so subleased to be boarded or placarded with the name of the sublessee in accordance with the provisions of the demurrage tariffs lawfully in effect, where the sole purpose of such subleasing is to obtain an exemption from demurrage for said cars so subleased; provided, however, that notwithstanding any such sublease, Lessee shall continue to remain liable to Lessor for the fulfillment of Lessee’s obligations under this Lease.
ARTICLE 10: MAINTENANCE RESPONSIBILITY
Lessor agrees to maintain the cars in good condition and repair according to the Interchange Rules of the Association of American Railroads (AAR). Lessee agrees to notify Lessor promptly when any car is damaged or in need of repair, and to forward such cars and any other cars subject to this Lease to shops as directed by Lessor for repairs and/or periodic maintenance and inspections. No repairs to any of the cars shall be made by Lessee without Lessor’s prior written consent, except that Lessee shall, at its expense, replace any removable part of the hatch covers and outlet gates if lost or broken. Replacement or repair by Lessee of any parts, equipment and/or accessories on any of the cars shall be with parts, equipment and/or accessories that are of like kind and of at least equal quality to those being replaced or repaired, unless otherwise agreed in writing by Lessor.
On hopper cars, Lessee will be responsible for inspection and cleaning of the operating mechanisms of the outlets, hatches and special fittings on such cars leased herein. Further, any damage to such outlets, hatches, special fittings or the operating mechanisms will be repaired for the account of the Lessee, ordinary wear and tear excepted.
When a car is placed in a private shop for maintenance or repair, the rental charges shall cease on date of arrival in the shop, and shall be reinstated on the date that the car is forwarded from the shop or on the date that the car is ready to leave, awaiting disposition instructions from Lessee. If any repairs are required as a result of the misuse by or negligence of Lessee or its consignee, agent or sublessee or while on a any private siding or track or any private or industrial railroad, the rental charges shall continue during the repair period, and Lessee agrees to pay Lessor for the cost of such repairs.

ARTICLE 11: LOSS OR DESTRUCTION
If any of the cars shall be completely destroyed, or if the physical condition of any car shall become such that the car cannot be operated in railroad service, as determined by the parties, then Lessor may, at its option, cancel this Lease as to such car as of the date on which such event occurred, or may substitute another car within a reasonable period of time. Lessee shall notify Lessor of the occurrence of any such event within two (2) days of such event. In the event of such substitution, the substituted car shall be held pursuant to all the terms and conditions of this Lease Rental charges as to any destroyed car shall cease as of the date of destruction. Rental charges as to any substituted car shall commence upon delivery of such substitute car in the yard of the delivering line at the point specified by the Lessee. Lessee agrees that if a car is lost or destroyed or is in such physical condition that it cannot be operated in railroad service by reason of misuse or negligence of Lessee or its consignee, agent or sublessee or while on any private siding or track or any private or industrial railroad, Lessee will pay Lessor, in cash, the depreciated value of such car as determined by Rule #107 of the AAR Interchange Rules within thirty (30) days following a request by Lessor for such payment. Lessor and Lessee shall cooperate with and assist each other in any reasonable manner requested, but without affecting their respective obligations under this Article or Article 22, to establish proper claims against parties responsible for the loss, destruction of or damage to, the cars.
ARTICLE 12: LOSS OF COMMODITY
Lessor shall not be liable for any loss of, or damage to, commodities, or any part thereof, loaded or shipped in the cars however such loss or damage shall be caused or shall result. Lessee agrees to assume responsibility for, to indemnify Lessor against, and to save it harmless from any such loss or damage or claim therefor.
ARTICLE 13: DAMAGE TO CAR BY COMMODITY
Lessee shall be liable for damage to any car covered by this Lease, whether or not due to Lessee’s negligence, if caused by or as a result of the commodity loaded therein. Lessee assumes responsibility for such damage to any car. Lessee will use said cars for the transportation and handling of commodities which will not injure the cars.
ARTICLE 14: ALTERATION AND LETTERING
Lessee will not in any way alter the physical structure of the cars without the advance approval, in writing, of the Lessor. Lessee shall place no lettering or marking of any kind upon the cars without Lessor’s prior written consent, provided however, that Lessee may cause said cars to be stenciled, boarded, or placarded with letters not to exceed two inches (2”) in height to indicate to whom the cars are leased and with commodity stencils per AAR or DOT specifications.
ARTICLE 15: INTERIOR PREPARATION FOR COMMODITIES
Any cleaning or special preparation of the interior of cars to make them suitable for the shipment of commodities by or for Lessee during the term of the lease shall be done at Lessee’s expense unless otherwise agreed.
ARTICLE 16: RETURN OF CARS
At the expiration of the lease term as provided in the Riders, Lessee shall, at its expense, return the cars to Lessor at a location and to the agent on the haul carrier to which the cars were initially delivered to Lessee, or to an interchange point of such initial delivery line haul carrier, selected by the Lessor empty, clean and free from residue, and in the same good condition as the cars were in when delivered, except for normal wear and tear. At the expiration, should car cleaning be required, the Lessee shall bear the full cost of cleaning.
Damage noted by Lessor upon the return of the cars, other than normal wear and tear, shall be reported immediately to Lessee. Lessee will be responsible for payment of costs incurred by Lessor to repair damage to the cars, except that Lessee will not be required to pay for costs incurred to repair damage due to normal wear and tear, Lessee will not be required to pay for costs of repair incurred by Lessor in excess of the Settlement Value of such cars as determined by Rule #107 of the AAR Interchange Rules. Payment of costs for repairs of damage in excess of normal wear and tear shall be made to Lessor within thirty (30) days following a request by Lessor for such payment.
ARTICLE 17: MODIFICATIONS
Lessor and Lessee agree that if, at any time after the effective date of any Rider, changes in car design or equipment are required by the AAR, DOT, or any other governmental authority, Lessor may, at its option, perform all modifications so ordered and that the cost of those modifications shall be reflected in an increase in the monthly rental rate per car according to the rental escalation formula shown on the Rider for that car.
ARTICLE 18: HIGH MILEAGE AND WEIGHT LIMITATION
Each car is limited to the number of total loaded and empty miles per calendar year shown on the Rider and is subject to a surcharge also shown on the Rider for all excess miles.
Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under Interchange Rule 70 without Lessor’s prior written consent.

ARTICLE 19: USE OF CARS ON CERTAIN ROADS UNDER AAR CIRCULAR OT-5
Upon the written request of Lessee (which request shall name the railroads involved) Lessor shall use reasonable efforts to obtain from each named railroad authority to place the cars (other than tanks) in service under the provisions of AAR Circular OT-5 as promulgated by the Association of American Railroads and all supplements thereto and reissues thereof (such authority hereinafter called “consent(s)”). Lessee shall furnish to Lessor such information as is necessary to apply for and obtain such consents. Lessor, however, shall not be liable for failure to obtain such consents for any reason whatsoever and this Lease shall remain in full force and effect notwithstanding any failure of Lessor to obtain such consents.
ARTICLE 20: INDEMNIFICATIONS
Lessee shall defend (if such defense is tendered to Lessee), indemnify and hold Lessor harmless from and against and does hereby release Lessor from all claims, suits, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, in any way arising out of, or resulting from, the condition, storage, use, loss of use, maintenance or operation of the cars, or any other cause whatsoever except to the extent the same results from Lessor’s negligence or except to the extent a railroad has assumed full responsibility and satisfies such responsibility.
ARTICLE 21: TAXES AND LIENS
Lessor shall be liable for and pay all Federal, State or other governmental property taxes assessed or levied against the cars, except that (I) Lessee shall be liable for and pay such taxes when cars bear reporting marks and numbers other than Lessor’s and (ii) Lessee shall be liable at all times for and shall pay or reimburse Lessor for the payment of any sales, use, leasing, operation, excise, gross receipts and other taxes with respect to the cars, together with any penalties, fines or interest thereon and all duties, imposts, taxes, investment tax credit reductions and similar charges arising out of the use of cars outside the continental United States.
Lessee acknowledges and agrees that by the execution of this Lease it does not obtain, and by payments and performance hereunder it does not, and will not, have or obtain any title to the cars or any property right or interest therein, legal or equitable, except solely as Lessee hereunder and subject to all of the terms hereof. Lessee shall keep the cars free from any liens or encumbrances created by or through Lessee.
ARTICLE 22: DEFAULT AND REMEDIES
If Lessee defaults in the payment of any sum of money to be paid under this Lease and such default continues for a period of ten (10) days after written notice to Lessee of such default or if Lessee fails to perform any material covenant or condition required to be performed by Lessee, which failure shall not be remedied within thirty (30) days after notice thereof by Lessor to Lessee or if Lessee shall dissolve, make or commit any act of bankruptcy or if any proceeding under any bankruptcy or insolvency statute or any laws relating to relief of debtors is commenced by Lessee or if any such proceeding is commenced against Lessee and same shall not have been removed within thirty (30) days of the date of the filing thereof or if a receiver, trustee or liquidator is appointed for Lessee or for all or a substantial part of Lessee’s assets with Lessee’s consent or, if without Lessee’s consent, the same shall not have been removed within thirty (30) days of the date of the appointment thereof or if an order, judgment or decree is entered by a court of competent jurisdiction and continues unpaid and in effect for any period of thirty (30) consecutive days without a stay of execution or if a writ of attachment or execution is levied on any car and is not discharged within ten (10) days thereafter, Lessor may exercise one or more of the following remedies with respect to the cars:
1.	Immediately terminate this Lease and Lessee’s rights hereunder;

2.	Require Lessee to return the cars to Lessor at Lessee’s expense, and if Lessee fails to so comply, Lessor may take possession of such cars without demand or notice and without court order or legal process. Lessee hereby waives any damages occasioned by such taking of possession. Lessee acknowledges that it may have a right to notice of possession and the taking of possession with a court order or other legal process. Lessee, however, knowingly waives any right to such notice of possession and the taking of such possession without court order or legal process;
3.	Lease the cars to such persons, at such rental, and for such period of time as Lessor shall elect. Lessor shall apply the proceeds from such leasing, less all costs and expenses incurred in the recovery, repair, storage and renting of such cars, toward the payment of Lessee’s obligations hereunder. Lessee shall remain liable for any deficiency, which, at Lessor’s option, shall be paid monthly as suffered or immediately, or at the end of the Lease term as damages for Lessee’s default;

4.	Bring legal action to recover all rent or other amounts then accrued or thereafter accruing from Lessee to Lessor under any provision hereunder;

5.	Pursue any other remedy which Lessor may have.
     Each remedy is cumulative and may be enforced separately or concurrently. In the event of default, Lessee shall pay to Lessor upon demand all costs and expenses, including reasonable attorneys’ fee expended by Lessor in the enforcement of its rights and remedies hereunder, and Lessee shall pay interest on any amount owing to Lessor from the time such amount becomes due hereunder at a rate per annum equal to three percentage points above the prime rate of Chase Manhattan Bank (or its successor), such rate to be reduced, however, to the extent it exceeds the maximum rate permitted by applicable law. In addition, Lessee shall, without expense to Lessor, assist Lessor in repossessing the cars and shall, for a reasonable time, if required, furnish suitable trackage space for the storage of the cars.
     If Lessee fails to perform any of its obligations hereunder, Lessor, at Lessee’s expense, and without waiving any rights it may have against Lessee for such nonperformance, may itself render such performance. Lessee shall reimburse Lessor on demand for all sums so paid by Lessor on Lessee’s behalf, together with interest at a rate equal to three percentage points above the prime rate of Chase Manhattan Bank (or its successor), such rate to be reduced, however, to the extent it exceeds the maximum rate permitted by applicable law.
ARTICLE 23: LESSOR’S RIGHT TO ASSIGN. SUBORDINATION
     All rights of Lessor hereunder may be assigned, pledged, mortgaged, leased, transferred or otherwise disposed of, either in whole or in part, and/or Lessor may assign, pledge, mortgage, lease, transfer or otherwise dispose of title to the cars, with or without notice to Lessee. As a condition to any such assignment, pledge, mortgage, lease, transfer or other disposition, Lessor shall have entered into a management agreement with the assignee, pledgee, mortgagee, lessor, or other holder of legal title to or security interest in the cars for purposes of allowing such assignee, pledgee, mortgagee, lessor or other holder of legal title to or security interest in the cars to perform Lessee’s obligations hereunder. In the event of any such assignment, pledge, mortgage, lease, transfer or other disposition, this Lease and all rights of Lessee hereunder or those of any person, firm or corporation who claims or who may hereafter claim any rights in this Lease under or through Lessee, are hereby made subject and subordinate to the terms, covenants and conditions of any assignment, pledge, mortgage, lease, or other agreements covering the cars heretofore or hereafter created and entered into by Lessor, its successors or assigns and to all of the rights of any such assignee, pledgee, mortgagee, lessor, transferee or other holder of legal title to or security interest in the cars. During the term of this Lease no such assignee, pledgee, mortgagee, lessor, transferee or other holder of legal title to or security interest in the cars shall interfere with the quiet use, possession and enjoyment of the cars by Lessee provided that no event of default or termination event (however described) shall have occurred under such assignment, pledge, mortgage, lease or other agreement and provided that no event of default or termination event (however described) has occurred under this Lease and provided further that the exercise by assignee, pledgee, mortgagee, lessor, transferee or other holder of legal title to or security interest in the cars of their respective rights under or in connection with such assignment, pledge, mortgage, lease or other agreement or this Lease shall not constitute such an interference. Any sublease or assignment of the cars permitted by this Lease that is entered into by Lessee or its successors or assigns shall contain language which expressly makes such assignment or sublease subject to the subordination contained herein. At the request of Lessor or any assignee, pledgee, mortgagee, lessor, transferee or other holder of the legal title to or security interest in the cars, Lessee, at Lessor’s expense, shall letter or mark the cars to identify the legal owner of the cars and, if applicable, place on each side of each car, in letters not less than one inch in height, the words “Ownership Subject to a Security Lease Filed with the Surface Transportation Board” or other appropriate words reasonably requested.
     In the event that Lessor assigns its interest in this Lease, Lessee, at the request of Lessor, shall execute and deliver to Lessor an Acknowledgment of Assignment of Lease in form reasonably satisfactory to Lessor and upon such request and execution furnish to Lessor an opinion of counsel that such Acknowledgment has been duly authorized, executed and delivered by Lessee and constitutes a valid, legal and binding instrument, enforceable in accordance with its terms.
ARTICLE 24: WARRANTIES
     Lessee acknowledges and agrees that Lessor is not a manufacturer of the cars. EXCEPT AS OTHERWISE PROVIDED FOR IN ARTICLE 3 OF THIS AGREEMENT, LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER CONCERNING THE CARS. Lessee shall be solely responsible for determining that the specifications and design of any car are appropriate for the commodities loaded therein. During the period of any lease hereunder in which Lessee renders faithful performance of its obligations, Lessor hereby assigns to Lessee any factory or dealer warranty, whether express or implied, or other legal right Lessor may have against the manufacturer in connection with defects in the cars covered by this Lease.
ARTICLE 25: RIGHT OF INSPECTION AND NOTICES
     Lessor, or its assignee, shall, at any reasonable time and without interfering with Lessee’s operations, have the right to inspect the cars by its authorized representative wherever they may be located for the purpose of determining compliance by Lessee with its obligations hereunder. Lessee shall use its best effort to obtain permission, if necessary, for Lessor or its representative to enter upon any premises where the cars may be located.
     Lessee shall notify Lessor, in writing, within seven (7) days after any attachment, lien (including any tax and mechanics’ liens) or other judicial process attaches to the cars.
ARTICLE 26: INSURANCE
     Lessee shall maintain at all times on the cars, at its expense, commercial general liability insurance and umbrella/excess insurance (covering bodily injury, property damage and pollution exposures, including, but not limited to, contractual liability and products liability) against such risks, in such form as shall be satisfactory to Lessor and with such insurer(s) as shall be rated A-:VII or better by A.M. Best. The requirement for pollution liability insurance may be satisfied by scheduling a self-insured retention to an umbrella/excess policy affording pollution liability insurance. The commercial general liability insurance policy or self-insured retention and umbrella or excess insurance policies shall have a combined limit of not less than $3,000,000 per occurrence, and the policies shall be endorsed to name Lessor, Lessor’s subsidiaries and Lessor’s assignees as additional insureds as their interest may appear.
     Prior to the Delivery Date and from time to time thereafter, Lessee shall furnish to Lessor an original certificate demonstrating that such insurance coverage is in effect, provided, however, that Lessor shall be under no duty to ascertain the existence or adequacy of such insurance. The insurance maintained by Lessee shall be primary without any right of contribution from insurance which may be maintained by Lessor. The obligations of Lessee under this Article shall be independent of all other terms under this Lease and shall in no event relieve Lessee from any indemnity obligation hereunder. The insurer shall give the Lessor at least thirty (30) days prior written notice (at the address for notice to Lessor set forth herein) of any alteration in or cancellation of the terms of such policies.
ARTICLE 27: TILC CAPACITY
     The parties hereto acknowledge and agree that Trinity Industries Leasing Company (in its individual capacity, “TILC”) in executing an individual Rider incorporating the terms of this Agreement (thereby entering into an individual and separate Lease of the subject cars as described in Article 1 above) may execute such Rider (and, together with this Agreement, enter into such Lease) in either of the following capacities:
1.	If TILC is the owner of the subject cars at the time they are placed into service under the Lease, TILC executes the related Rider and enters into such Lease in its individual capacity as the car owner for its own account.

2.	If TILC is not the owner of the subject cars at the time they are placed into service under the Lease, then TILC executes the related Rider and enters into such Lease as manager for the benefit of the relevant car owner,pursuant to contractual authority delegated by the car owner to TILC (as manager) to encumber and bind the subject cars and car owner under such Lease.
     In the event TILC enters into a Lease in the capacity of manager as aforesaid, TILC in its individual capacity represents and warrants to the Lessee, and agrees with the Lessee that (i) the party for whom TILC acts as manager is contractually bound and liable as Lessor to the same extent as if it signed the Lease directly, (ii) TILC is obligated in its capacity as manager to perform the Lessor’s obligations to the Lessee under such Lease, and (iii) if TILC (a) fails to perform the Lessor’s obligations while serving as manager, or (b) is removed or terminated as manager and the car owner for whose benefit TILC has been acting as manager breaches or otherwise fails to perform (or cause to be performed) the Lessor’s obligations to the Lessee in accordance with the Lease, then in either such case TILC agrees that it is directly liable to the Lessee for any resulting damages and costs, to the same extent that TILC would have been had TILC been the actual car owner executing the Lease as Lessor.
ARTICLE 28: MISCELLANEOUS
     This Lease, together with any and all exhibits attached hereto, constitutes the entire agreement between Lessor and Lessee, and it shall not be amended, altered or changed except by written agreement signed by the parties hereto. No waiver of any provision of this Lease or consent to any departure by Lessee therefrom shall be effective unless the same shall be in writing, signed by both parties and then such waiver of consent shall be effective only in the specific instance and for the purpose for which it was given.
1.	Governing Law

This Lease shall be interpreted under and performance shall be governed by the laws of the State of Delaware.

2.	Exhibits

All exhibits attached hereto are incorporated herein by this reference.

3.	Payments

All payments to be made under this Lease shall be made at the addresses set forth in Article 4.

4.	Severability

If any term or provision of this Lease or the application thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Lease, and this Lease shall be valid and enforced to the fullest extent permitted by law.

The headings that have been used to designate the various Sections and Articles hereof are solely for convenience in reading and ease of reference and shall not be construed in any event or manner as interpretative or limiting the interpretation of the same.

7.	Governmental Laws

Lessee shall comply with all governmental laws, rules, regulations, requirements and the Interchange Rules (herein collectively referred to as the “Rules”) with respect to the use and operation of the cars.

8.	Survival

All indemnities contained in this Lease shall survive the termination hereof. In addition, the obligation to pay any deficiency, as well as the obligation for any and all other payments by Lessee to Lessor hereunder shall survive the termination of this Lease or the lease contained herein.

9.	This Agreement represents the entire agreement. This Agreement shall not be modified, altered or amended except by an agreement in writing signed by the parties.
ARTICLE 29: ADDRESSING OF NOTICES
     Any notice required or permitted hereunder shall be in writing and shall be delivered to the respective parties hereto by personal delivery thereof or by telegram, telex, telecopier or deposit in the United States mail as a certified or registered matter, return receipt requested, postage prepaid, and addressed to the respective parties as follows, unless otherwise advised in writing.

Lessee	to Lessor:	Lessor to Lessee:

TO:	Trinity Industries Leasing Company	SiouxLand Ethanol, LLC
	2525 Stemmons Freeway	110 East Elk Street
	Dallas, TX 75207	Jackson, Nebraska 68743

ATTENTION: Thomas C. Jardine Vice President		ATTENTION: Chuck Hofland
ARTICLE 30: ADMINISTRATION OF LEASE
     Lessee agrees to cooperate with Lessor for the purpose of complying with any reasonable requirements of any lender, the Surface Transportation Board or the provisions of Article 9 of the Uniform Commercial Code provided such cooperation does not materially affect the rights of liabilities or Lessee hereunder.
ARTICLE 31: OPINION OF COUNSEL
     Lessee, on or before the execution of this Lease, shall furnish to Lessor an opinion of Lessee’s counsel, satisfactory to counsel for Lessor and in form and substance satisfactory to such counsel, that as of the date of the Lease:
1.	Lessee is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nebraska and is either duly qualified to do business and is in good standing in such other jurisdictions in which the business and activities of Lessee require such qualification or its failure to so qualify in such other jurisdiction will not have a material adverse impact on this Lease.
2.	Lessee has full power to enter into this Lease.
The Lease has been duly authorized, executed and delivered by Lessee and constitutes a valid, legal and binding agreement, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed and delivered as of the 28lh day of November, 2006.
LESSOR: TRINITY INDUSTRIES LEASING COMPANY

By	/s/ Thomas C. Jardine

Thomas C. Jardine Vice President
ATTEST:

By	/s/ Illegible signature

Secretary
LESSEE: SIOUXLAND ETHANOL, LLC

By	/s/ Tom Lynch

Title	President

ATTEST:

By	/s/ McGill

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     Before me, the undersigned, a Notary Public in and for said County and State, on this day personalty appeared Thomas C. Jardine, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said Trinity Industries Leasing Company, a corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office this the 28th day of November, 2006.

/s/ Danielle Henderson	[Notary Stamp]

Notary Public
My Commission Expires: 6 / 9 / 08

THE STATE OF NEBRASKA	§
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COUNTY OF	§
     Before me, the undersigned, a Notary Public in and for said County and State, on this day personalty appeared Tom Lynch, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said Trinity Industries Leasing Company, a corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office this the 7 day of December, 2006.

/s/ Celia Bogard
Notary Public
My Commission Expires:  2-14-08
[Notary Stamp]

EXHIBIT A
CERTIFICATE OF ACCEPTANCE OF RAILROAD CAR
     This Certificate relates to the railroad cars listed below leased by Trinity Industries Leasing Company, to SiouxLand Ethanol, LLC, under a Lease Agreement for 50 railroad cars dated November 28, 2006 into which this certificate is incorporated (by Article 3 thereof).
Railcar Numbers
     Lessee hereby certifies that the railcars listed above were delivered to and received by Lessee, inspected, determined to be acceptable under the applicable standards (set forth in Article 3 of the Lease Agreement); and Lessee hereby certifies its acceptance of the railcars as of                                         .

LESSEE:	SIOUXLAND ETHANOL, LLC

BY:

TITLE:

RIDER ONE (1) TO RAILROAD CAR LEASE AGREEMENT
     Effective this 28th day of November, 2006, this Rider shall become a part of the Railroad Car Lease Agreement between Trinity Industries Leasing Company, Lessor, and SiouxLand Ethanol, LLC, Lessee, dated November 28, 2006, and the cars described herein shall be leased to Lessee, subject to the terms and conditions in said Railroad Car Lease Agreement, during the term and for the rental shown below:

Base
Number		Approximate	Monthly
of		Capacity	Rental
Cars	Type and Description	(cubic feet)	(Per Car)
15	109-ton quad covered hopper cars with thru CSC center sill and 42“x42” gates, built to Trinity Rail specification no. LO-6351-D5Q297-PB1 dated 12/19/05, marked and numbered TILX 639123 — 639137	6,351	$668.00
Adjustment of Base Monthly Rental at Lease Commencement:
1.	Interest Rate Changes — The Base Monthly Rental is subject to a one-time adjustment as of the date of delivery (as defined in Article 3) (“Delivery Date”) of the initial car to be made by written notice delivered to Lessee within thirty (30) days after such Delivery Date for any change in the yield to maturity of on-the-run ten year U.S. Treasury Notes (“Notes”) yielding 4.42% as of January 12, 2006, versus the yield to maturity of such Notes as of the Delivery Date of the cars leased under this Rider One. For each 25 basis point change (or fraction thereof) in such yield to maturity, the Base Monthly Rental shall be adjusted $9.22 (or pro rata portion thereof).

2.	Raw Material Cost Increases — The Base Monthly Rental is subject to a one-time adjustment as of the Delivery Date to be made by written notice delivered to Lessee within thirty (30) days after such Delivery Date for any increase in steel and other raw material (collectively “Raw Materials”) costs incurred by Lessor’s manufacturing affiliate in the production of the cars covered hereunder versus the estimated cost of Raw Materials implicit in a unit sales price of $72,310. For each $100 increase in Raw Materials costs (or fraction thereof), the Base Monthly Rental shall be increased $0.95 (or pro rata portion thereof).
Irrevocable Standby Letter of Credit — As both a covenant and a condition of this Lease, Lessee shall deliver to Lessor on or before November 30, 2006, an irrevocable, clean letter of credit in the amount of $120,240 (12 months’ rentals) issued by a national bank reasonably acceptable to Lessor on terms and conditions reasonably acceptable to Lessor and its counsel. Such letter of credit shall provide that Lessor may draw on the entire amount of the letter of credit by providing an officer’s certificate to the issuing bank of the occurrence of either one of the following: a) Lessee is in default under any of the terms and conditions of that certain Railroad Car Lease Agreement dated November 28, 2006, or b) thirty (30) days prior to the expiration date of the letter of credit, unless Lessee has provided Lessor with a twelve (12) month extension of the letter of credit or an acceptable replacement letter of credit. In the event Lessor assigns its interest in the Lease pursuant to Article 23, Lessee, at the request of Lessor, shall cause the letter of credit to be assigned or reissued, as the case may be, to the assignee of the Lease.
Delivery & Acceptance — The cars shall be delivered to, and accepted by Lessee, at Eagle Pass, Texas. Rental charges shall commence upon such acceptance, provided however that Lessor shall prepay freight charges from Eagle Pass, Texas to the yard of the delivering line at the point specified by the Lessee.
Impact Damage — Impact damage resulting from striking the car with hammers, lances, sledges, or other such mechanical devices shall not be considered normal wear and tear to the extent such damage exceeds one inch (1”) in depth. Impact damage in excess of one inch (1”) depth shall be repaired at Lessee’s expense by means of straightening dents, patching any rips or holes, and spot painting any repaired surfaces.
Return of Cars — Notwithstanding Article 4, rental charges shall cease as to each car upon the date Lessee tenders return shipping instructions to the railroad (with a copy to Lessor) serving the final unloading point or at such other mutually agreed upon point.
Weight Limitation — Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under AAR Interchange Rule 70 without Lessor’s prior written consent.
Escalation of Monthly Rental Charge:
1.	Modifications — In accordance with Article 18 of Railroad Car Lease Agreement, any change in car design required by the AAR, DOT, FRA or other governmental authority during the term of this lease will cause the monthly car rental to increase for each car on the month following its modification as follows:
A.	For modification with a useful life equal to the car itself, car rental will increase by a monthly rate of $1.75 per car for each $100 of Lessor’s cost incurred in the course of making modification.

B.	For modification with a useful life less than that of the car, monthly car rental increase will equal cost of modification, including the implicit cost of money at 10% per annum, divided by the number of months of estimated remaining life of the modification.

2.	High Mileage — In accordance with Article 19, in the event that a car travels more than 36,000 miles (empty and loaded) in any calendar year, the Lessee shall pay the Lessor $0.03 per mile for each mile over 36,000 traveled by such car.
Severability of Rider
     Lessor and Lessee agree that this Rider shall constitute a separate Lease which incorporates the terms of the above referenced Railroad Car Lease Agreement. This Rider shall be severable from any other cars or riders relating to the above referenced Railroad Car Lease Agreement and shall become a separate lease which is separately transferable for all purposes.
Minimum Rental Period
     The minimum rental period for the cars leased hereunder shall be sixty (60) months, and the cars shall continue under lease thereafter for successive one (1) month terms, at the same rate and under the same conditions, unless notice, in writing, requesting cancellation shall be given by either party to the other for cars covered by this Rider. Promptly upon receipt or after sending of a notice of termination of the lease, Lessee shall make arrangements for the return of the cars hereunder to Lessor. Each car shall be deemed returned and no longer subject to the terms and provisions of this lease on the date each car is delivered to Lessor subsequent to the termination of this lease at Lessor’s designated destination. Thereafter, if no notice of termination is given, this Rider shall terminate automatically upon the date of release of the last car covered by this Rider.
CANCELS RIDER NUMBER                        NA

TRINITY INDUSTRIES LEASING COMPANY		SIOUXLAND ETHANOL, LLC

By:	/s/ Thomas Jardine	By:	/s/ Tom Lynch

Vice President, Portfolio Management		Title:	President

RIDER TWO (2) TO RAILROAD CAR LEASE AGREEMENT
     Effective this 28lh day of November, 2006, this Rider shall become a part of the Railroad Car Lease Agreement between Trinity Industries Leasing Company, Lessor, and SiouxLand Ethanol, LLC, Lessee, dated November 28, 2006, and the cars described herein shall be leased to Lessee, subject to the terms and conditions in said Railroad Car Lease Agreement, during the term and for the rental shown below:

Base
Number		Approximate	Monthly
of		Capacity	Rental
Cars	Type and Description	(cubic feet)	(Per Car)
35	109-ton quad covered hopper cars with thru CSC center sill and 42“x42” gates, built to Trinity Rail specification no. LO-6351-D5Q297-PB1 dated 12/19/05, marked and numbered TILX 639138 - 639142, 639733 — 639762	6,351	$618.00
Adjustment of Base Monthly Rental at Lease Commencement:
1.	Interest Rate Changes — The Base Monthly Rental is subject to a one-time adjustment as of the date of delivery (as defined in Article 3) (“Delivery Date”) of the initial car to be made by written notice delivered to Lessee within thirty (30) days after such Delivery Date for any change in the yield to maturity of on-the-run ten year U.S. Treasury Notes (“Notes”) yielding 4.42% as of January 12, 2006, versus the yield to maturity of such Notes as of the Delivery Date of the cars leased under this Rider One. For each 25 basis point change (or fraction thereof) in such yield to maturity, the Base Monthly Rental shall be adjusted $8.08 (or pro rata portion thereof).

2.	Raw Material Cost Increases — The Base Monthly Rental is subject to a one-time adjustment as of the Delivery Date to be made by written notice delivered to Lessee within thirty (30) days after such Delivery Date for any increase in steel and other raw material (collectively “Raw Materials”) costs incurred by Lessor’s manufacturing affiliate in the production of the cars covered hereunder versus the estimated cost of Raw Materials implicit in a unit sales price of $72,310. For each $100 increase in Raw Materials costs (or fraction thereof), the Base Monthly Rental shall be increased $0.95 (or pro rata portion thereof).
Irrevocable Standby Letter of Credit — As both a covenant and a condition of this Lease, Lessee shall deliver to Lessor on or before November 30, 2006, an irrevocable, clean letter of credit in the amount of $259,560 (12 months’ rentals) issued by a national bank reasonably acceptable to Lessor on terms and conditions reasonably acceptable to Lessor and its counsel. Such letter of credit shall provide that Lessor may draw on the entire amount of the letter of credit by providing an officer’s certificate to the issuing bank of the occurrence of either one of the following: a) Lessee is in default under any of the terms and conditions of that certain Railroad Car Lease Agreement dated November 28, 2006, or b) thirty (30) days prior to the expiration date of the letter of credit, unless Lessee has provided Lessor with a twelve (12) month extension of the letter of credit or an acceptable replacement letter of credit. In the event Lessor assigns its interest in the Lease pursuant to Article 23, Lessee, at the request of Lessor, shall cause the letter of credit to be assigned or reissued, as the case may be, to the assignee of the Lease.
Delivery & Acceptance — The cars shall be delivered to, and accepted by Lessee, at Eagle Pass, Texas. Rental charges shall commence upon such acceptance, provided however that Lessor shall prepay freight charges from Eagle Pass, Texas to the yard of the delivering line at the point specified by the Lessee.
Impact Damage — Impact damage resulting from striking the car with hammers, lances, sledges, or other such mechanical devices shall not be considered normal wear and tear to the extent such damage exceeds one inch (1”) in depth. Impact damage in excess of one inch (1”) depth shall be repaired at Lessee’s expense by means of straightening dents, patching any rips or holes, and spot painting any repaired surfaces.
Return of Cars — Notwithstanding Article 4, rental charges shall cease as to each car upon the date Lessee tenders return shipping instructions to the railroad (with a copy to Lessor) serving the final unloading point or at such other mutually agreed upon point.
Weight Limitation — Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under AAR Interchange Rule 70 without Lessor’s prior written consent.
Escalation of Monthly Rental Charge:
1.	Modifications — In accordance with Article 18 of Railroad Car Lease Agreement, any change in car design required by the AAR, DOT, or other governmental authority during the term of this lease will cause the monthly car rental to increase for each car on the month following its modification as follows:
A.	For modification with a useful life equal to the car itself, car rental will increase by a monthly rate of $1.75 per car for each $100 of Lessor’s cost incurred in the course of making modification.

B.	For modification with a useful life less than that of the car, monthly car rental increase will equal cost of modification, including the implicit cost of money at 10% per annum, divided by the number of months of estimated remaining life of the modification.

2	High Mileage — In accordance with Article 19, in the event that a car travels more than 36,000 miles (empty and loaded) in any calendar year, the Lessee shall pay the Lessor $0.03 per mile for each mile over 36,000 traveled by such car.
Severability of Rider
     Lessor and Lessee agree that this Rider shall constitute a separate Lease which incorporates the terms of the above referenced Railroad Car Lease Agreement. This Rider shall be severable from any other cars or riders relating to the above referenced Railroad Car Lease Agreement and shall become a separate lease which is separately transferable for all purposes.
Minimum Rental Period
     The minimum rental period for the cars leased hereunder shall be sixty (60) months, and the cars shall continue under lease thereafter for successive one (1) month terms, at the same rate and under the same conditions, unless notice, in writing, requesting cancellation shall be given by either party to the other for cars covered by this Rider. Promptly upon receipt or after sending of a notice of termination of the lease, Lessee shall make arrangements for the return of the cars hereunder to Lessor. Each car shall be deemed returned and no longer subject to the terms and provisions of this lease on the date each car is delivered to Lessor subsequent to the termination of this lease at Lessor’s designated destination. Thereafter, if no notice of termination is given, this Rider shall terminate automatically upon the date of release of the last car covered by this Rider.
CANCELS RIDER NUMBER                        NA

TRINITY INDUSTRIES LEASING COMPANY		SIOUXLAND ETHANOL, LLC

By:	/s/ Thomas Jardine	By:	/s/ Tom Lynch

Vice President, Portfolio Management		Title:	President

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